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                                                                    EXHIBIT 10.7

                            EMPLOYMENT AGREEMENT AND
                             COVENANT NOT TO COMPETE


         THIS EMPLOYMENT AGREEMENT is entered into on the 27th day of February, 2001, between Sweetwater Financial Group, Inc., a Georgia corporation, hereinafter referred to as "Bank" and Kenneth Lee Barber a resident of Douglas County, Georgia, hereinafter referred to as "Executive."

                                   WITNESSETH:

         WHEREAS, the Bank and Executive are involved in a joint effort to organize and obtain a Georgia State Bank Charter and to form a Holding Company and Banking Corporation to conduct the business of commercial and retail banking (the "Bank's Business"); and

         WHEREAS, the parties hereto desire to enter into an agreement for the Bank's employment of Executive on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the Executive accepting the position of President and CEO of both the Bank and the Holding Company, and the mutual promises made herein, the Bank will escrow sufficient capital to fund the Executive's financial exposure during the period of the application for the Banking Charter for the Sweetwater Financial Group, Inc. and Executive agree as follows:

         1.       Employment:

         (a) The Bank hereby employs the Executive in the capacity of President and Chief Executive Officer of both the Bank and the Holding Company. The Executive hereby accepts such employment on the terms and conditions herein set forth. Executive will perform and will have the right to perform such duties and will exercise and will have the right to exercise such authority as are customarily performed and exercised by the President and Chief Executive Officer of a bank and of a holding company, subject only to the general supervision of the Board of Directors of the Bank and Holding Company, exercised in good faith and in accordance with standards of reasonable commercial judgement. In such capacity, the Executive shall be President and Chief Executive Officer of both the Bank and the Holding Company organized and formed in this effort. The Executive, subject to the approval of the Bank's shareholders, shall be a Director on the Bank's Board of Directors and the Holding Company Board of Directors.

         (b) During the term of employment, the Executive will devote his best efforts to his employment and will perform such duties as are consistent with the position as President and Chief Executive Officer of the Bank and the Holding Company, Executive agrees to give the Bank the full benefit of his working time, energy and ability on a full-time basis, subject to the direction and control of the Board of Directors of the Bank and Holding Company, and to




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endeavor, in all cases and to the best of his ability and experience, loyally and conscientiously to perform all of the duties and obligations of his employment and to promote the Bank's best interests. During his employment hereunder, the Executive agrees not to participate actively in any outside business interests or investments unless the Board of Directors shall have been advised of such proposed activity and shall have agreed to the participation of the Executive therein or unless it does not involve a substantial amount of the Executive's time and does not interfere with the full performance of his duties hereunder. In this regard, the parties acknowledge that Executive is a partner (shareholder) in a Montana business known as Big Sky Title Loans, Inc., and owns commercial real property in Douglasville, Georgia which is currently on the market to be sold.

         (c)      (i)      Employer is an incorporation seeking to be State
chartered with its principal place of business in Powder Springs, Cobb County, Georgia. Wherever Bank or Employer is referred to herein, said terms shall be synonymous with the Board of Directors.

                  (ii)     Executive is an experienced banker.

                  (iii) Executive is willing to be employed by Bank, and Bank is willing to employ employee, upon the terms, covenants and conditions hereinafter set forth.

                  (iv) Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof. Such duties shall be rendered at Powder Springs, State of Georgia, and at such other place or places as Bank shall in good faith require or as interest, needs, business, or opportunity or Bank shall require, but in no event shall Executive be transferred outside the State of Georgia without his consent.

                  (v) Executive shall devote his time, attention, knowledge and skills to the business and interest of Bank and Bank shall be entitled to the benefits, profits or other issues arising from or incident to the works, services, and advice of Executive, and Executive shall not, during the term hereof, be interested directly or indirectly, as partner, officer, director, stockholder, advisor, Executive or in any other capacity in any other business or any allied trade; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Executive to invest any of his surplus funds in the capital stock or other securities or any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Executive from investing or limit Executive's right to invest his surplus funds in real estate, or to involve himself in any activity not conflicting with his duties as an employee of the Bank.

         2. Term: Executive's employment under this Agreement shall be for an initial term of five (5) years commencing on the date hereof, unless sooner terminated in accordance with the provisions of Paragraph 5 below. Upon the expiration of the initial term, this Agreement shall be automatically renewed for successive 3-year terms, unless sooner terminated in accordance with Paragraph 5 below. If this contract is terminated for cause, Executive agrees to resign as officer and director of both the Holding Company and the Bank.



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         3.       Salary and Benefits: As compensation for Executive's services to the Bank during the term of this Agreement, the Bank shall pay the compensation and provide the benefits to Executive described below:

         3.1 Annual Salary: The Bank shall pay to Executive, during the initial start up of employment which will be from date the Bank files its charter application, or sooner should Executive be so employed, a salary at the rate of $175,000.00 per year payable on a monthly basis of $14,583.33 per month. Immediately upon the Bank having reached Cumulative Profitability as defined herein for a period of three (3) consecutive months, the Executive shall receive, subject to satisfactory progress of the Executive's performance, an additional six percent (6%) one time bonus. On each anniversary of the Bank opening, Executive's salary shall increase annually by a minimum of three percent (3%). All payments to be made in accordance with the customary payroll policy of the Bank in effect at the time such payment is made, or as the Bank and Executive may otherwise mutually agree. If the Bank should fail to receive a charter for a bank or if the Bank fails to sell the required stock to receive approval to open the bank or if the investors mutually agree to terminate efforts to organize the Holding Company and Bank, Bank shall pay Executive the sum of $14,583.33 per month for three (3) consecutive months from the date the Bank fails to receive a charter or the date it is determined that the required stock cannot be sold or the date the investors mutually agree to terminate efforts to organize Holding Company and Bank, whichever date is later.

         (a)      (i)      Bonus: Any such bonus awarded hereunder shall not
exceed fifty percent (50%) of his base salary in effect at the time.

                  (ii) Cumulative Profitability shall be defined as the point in time when the Bank has achieved sufficient profits to offset all start up and current operating costs.

                  (iii) Profitability and earnings growth will be the main factors in determining the Executive's bonus and the bonuses of the other members of the executive management team. Quality of assets will be considered and will be measured by the results of regulatory examinations. No bonuses will be paid if the Bank's rating is lowered to a CAMELS of 3 or below, or if the Bank is under any active investigation, excluding routine regulatory exams.

         Bonus levels shall be based upon fiscal year-end net income of the Bank as follows:

                                                   Stock                                  Fiscal Year-end
Bonus Levels:                                    Options                                net Income of Bank
------------                                     -------                                ------------------
10% of annual salary plus                          2,000                                       $100,000
20% of annual salary plus                          4,000                                       $250,000
30% of annual salary plus                          6,000                                       $400,000
40% of annual salary plus                          8,000                                       $600,000
50% of annual salary plus                         10,000                                       $750,000

         (b) Deferred Compensation: The Bank anticipates establishing a retirement plan such as a 401(k) and an executive supplemental retirement plan to provide Executive the opportunity to defer up to ten percent (10%) of his salary and retire with retirement benefits of



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ninety percent (90%) of salary at retirement, subject to applicable Internal
Revenue Code limitations. Bank agrees that should such plans be established that Executive shall be entitled to participate subject to the limitations described herein.

         3.2      Vacation and Other Benefits: Executive shall be entitled to
(a) paid vacation during each year of employment by the Bank in accordance with the policies of the Bank in effect from time to time of not less than 4 weeks;
(b) a reasonable car allowance package of no less than $750 per month; or use of Bank owned vehicle to be purchased by Bank after Bank receives regulatory permit to do business; (c) reimbursement of life insurance premiums for existing policies now in force, not to exceed $8,000.00 per year; (d) full family medical coverage as approved by the Board and, in addition, payment for medical reimbursement plan with an annual cap of $7,500; (e) long term disability insurance with a COLA equal to or greater than sixty percent (60%) of annual salary; and (f) participation in all other employee benefits provided by the Bank from time to time for its executive officers and other employees of the Bank.

         3.3      Stock Options:

         (a) Upon the occurrence of the Bank receiving its Charter, and subject to the approval of the Georgia Department of Banking and Finance and the Shareholders of the Holding Company, Holding Company shall grant to Executive options for shares of the Holding Company's common stock in the following amount: 30,000 shares of stock with the following vesting schedule: (1) 1/5 of the shares on the anniversary of the Executive's employment; and (2) 1/5 of the shares shall vest for each year thereafter should Executive be employed as CEO by Bank. If Executive is terminated or resigns, he shall have one hundred eighty days to exercise any accrued options granted herein. The exercise price of each option granted hereunder will be equal to the "Book Value" of common stock of the Holding Company on the date of the option being granted. Executive will have ten (10) years from date of grant to exercise any options vested hereunder.

         (b) In addition, Executive will receive, pursuant to an Employee Stock Option Plan which the Bank expects to offer to Bank employees, 2500 options each year on the anniversary date of his employment; (c) Executive will also be entitled to receive, subject to regulatory approval, Organizers Warrants of one share for every share of Holding Company stock purchased by Executive in the initial offering of Holding Company stock.

         3.4      Additional Benefits:

         (a) All reasonable ordinary and necessary expenses actually incurred by Executive for his continuing professional education, customer entertainment, office supplies, or other expenses of the Bank shall be promptly reimbursed to him, which includes all phones and pagers pursuant to a Board of Directors pre-approved annual budget.

         (b) The Bank shall provide through bond or insurance general liability coverage for Executive in an amount not less than one million dollars per claim. Such coverage shall at least cover the motor vehicle provided to Executive and claims against Executive as a Bank officer and Executive, and individually for those acts by Executive which are within the scope



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of his employment. Such coverage shall include all cost and legal expenses in connection with such claims.

         (c) The Bank shall provide Executive with coverage under any plan of disability insurance or benefits established by the Bank to at least the same extent such coverage is provided to other employees. In addition, the Bank will reimburse Executive for supplemental disability insurance premiums, such reimbursement not to exceed $1,500 per year.

         (d) Executive will receive Director's fees and/or Committee fees, as applicable, equal to such fees paid to other Directors, when and if the Bank commences paying such fees.

         4. Expenses: If the Board directs the Executive to relocate personal residence with reasonable notice to the Executive;

         (a) The Bank shall provide an allowance to Executive up to an aggregate of $N/A for moving expenses upon receipt of documentation of such expenses.

         (b) The Bank shall pay all reasonable expenses incurred with the Board's prior approval by the Executive in the performance of his responsibilities and duties for the Bank, including without limitation the Executive's initiation fees and dues payable to a country club and a health club, and civic and professional organizations which the Executive actively participates and the expenses associated with the use and maintaining of a cellular phone. Executive shall submit to the Bank periodic statements of all expenses so incurred. Subject to such audits as the Bank may deem reasonably necessary, the Bank shall, promptly in the ordinary course of business, reimburse the Executive for the full amount of any such expenses advanced by the Executive.

         5. Termination: Executive's employment under this Agreement may be terminated at any time (i) by the Bank for Cause, as defined herein; (ii) by the Bank upon Executive's death; (iii) by the Bank upon the Executive's Disability, as defined herein; or (iv) by either party after the initial term of the Agreement, upon ninety (90) days written notice of termination or non-renewal of this Agreement, with or without Cause. Such notice period must be prior to expiration of the term of this agreement. If Executive's employment is terminated under this Paragraph for Cause, the Bank shall have no further liability to Executive whatsoever for compensation or benefits other than those that have accrued prior to such termination. "Cause" as used herein shall mean
(a) the commission of any act which, if prosecuted, would constitute a felony;
(b) any act or omission by Executive that may have a materially adverse effect on the Bank that is in reckless disregard of the interests of the Bank; (c) failure or refusal by Executive to comply with the provisions of this Agreement if not cured within ten (10) days after the receipt of written notice from the Bank; (d) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer fails to approve Executive's employment as contemplated by this agreement, or intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that



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the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (e) Executive's prolonged absence without the consent of the Bank; (f) Executive's gross neglect of his duties; or (g) the exhibition by the Executive of a standard of behavior within the scope of or related to his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse, sexual harassment, or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest. "Disability" as used herein shall mean Executive's inability to perform the essential functions of his job, with or without reasonable accommodation, due to a physical or mental impairment for a period of six (6) consecutive months.

         6. Termination Without Cause: In the event (i) Executive resigns at the Bank's request without Cause; (ii) Executive's employment is terminated by the Bank without Cause, or (iii) Executive resigns because of the Bank's or Holding Company's breach or violation of any of the terms of this Agreement and/or because of the Bank's or Holding Company's failure or refusal to take or perform any action or obligation to be taken or performed by it hereunder, then as damages payable as a result of, and arising from, a breach of this Agreement, the Bank shall continue to pay Executive the compensation and benefits specified in Paragraph 3.1, 3.2 and 3.3 at the rate which is in effect on the effective date of Executive's termination of employment for two years from such termination date. Such compensation shall be paid in equal monthly installments or as the Bank and Executive may otherwise mutually agree upon. After the initial contract period termination pay will drop from two years to one year. In the event that the provisions of this Paragraph 6 come into effect and the Executive dies, then the compensation and benefits payable under this Paragraph shall be paid to the Executive's estate.

         7. Change in Control: If Executive is terminated within two years of a "Change in Control" as a result of either "Voluntary Termination" or "Involuntary Termination," as defined below, the Bank shall continue to pay Executive the compensation and benefits specified in Paragraph 3.1, 3.2, and 3.3 at the rate which is in effect on the date of the Change in Control for two years from such Change in Control (the "Payment Period") less any required tax withholdings. In no event, however, shall the compensation under this Paragraph 7 exceed the allowable "parachute payment" described in Internal Revenue Code ss. 280G or such other code section governing the deductibility by Bank of compensation payable to Executive as a result of a change of control event. In the event that the provisions of this Paragraph 7 come into effect and the Executive dies, then the compensation and benefits payable under this Paragraph shall be paid to the Executive's estate.

         For purposes of this Paragraph 7, the following terms have the meanings stated:

         (a) "Change in Control" means a change in the ownership or sale of the then outstanding Common Stock of the Holding Company or Bank by the shareholders thereof or the acquisition of the Holding Company or Bank by another bank holding company, bank or



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other entity or by shareholders thereof; (i) through an acquisition of more than
49% of the then outstanding Common Stock of the Holding Company or Bank in a single transaction or in related transactions, whether or not any of such shareholders included in the more than 49% group were shareholders of the Holding Company or Bank prior to the change of control; or (ii) as a result of a merger, consolidation or other reorganization involving the Bank, after which such other company, association, entity or shareholders thereof own either directly or indirectly, more than 49% of the outstanding Common Stock or of the assets of the Holding Company or Bank.

         (b) "Involuntary Termination" means the termination of employment that is involuntary on the part of Executive and occurs for reasons other than for Cause, Disability, voluntary retirement or death.

         (c) "Voluntary Termination" means the termination of employment that is voluntary on the part of Executive and, in the judgment of Executive, is due to (i) a reduction of his responsibilities resulting from a change in title and/or the assignment to him of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control, including removal from the Board of Directors of the Holding Company or Bank, or (ii) a reduction in his compensation or benefits. A termination shall not be considered "Voluntary" within the meaning of this Agreement if such termination is a result of Cause, Disability, voluntary retirement or death.

         8. Covenant Against Post-Termination Competition: Executive agrees that for a period of 1 year after the expiration or termination of this Agreement for Cause he will not directly or indirectly, individually or on behalf of any Person other than the Bank:

         (a) engage in, consult with, or own, control, manage or otherwise participate in the ownership, control, or management of a business engaged in the Bank's Business within Cobb County, Georgia or trade/primary market area at time of termination;

         (b) solicit any Customers for the purpose of selling to them products or services competitive with the products or services sold by the Bank at the time of such termination or expiration;

         (c) provide services of any type provided by Executive for the Bank during his employment hereunder, to any Person (other than the Bank) which is then engaged within Cobb County, Georgia in a business similar to the Bank's Business or trade/primary market area at time of termination; or

         (d) solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Bank to leave such employment, whether or not such employment is pursuant to a written contract with the Bank is at will.

Nothing contained in this Paragraph 8 shall be construed to prohibit Executive from owning either of record or beneficially not more than twenty-five percent (25%) of the shares or other equity interests of any Person, other than the Bank that provides products or services competitive with the products or services sold by the Bank. "Customers" as used herein



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means all Persons that (a) Executive serviced or solicited on behalf of the
Bank; (b) whose dealings with the Bank were coordinated or supervised, in whole or in part, by Executive; (c) about whom Executive obtained Confidential Information, as defined in Paragraph 9 hereof, in each case during the one-year period immediately prior to any termination or expiration of Executive's employment with the Bank. "Person" means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

         9. Confidential Information: Executive agrees that he will not, except with the prior written approval of the Bank, disclose-confidential Information to any person or firm other than the Bank, or use Confidential Information for personal financial gain within 1 year of the expiration or termination of this Agreement for whatever cause, except that these restrictions shall not apply to information that shall become generally known through no fault of Executive, information that is disclosed to Executive by a third party that has legitimate and unrestricted possession thereof and the unrestricted right to make such disclosure, information that Executive can demonstrate was within his legitimate and unrestricted possession prior to the time of his employment by the Bank or its predecessor or other information not rising to the level of a trade secret after 1 year from expiration or termination of this Agreement. "Confidential Information" means all business records, trade secrets, know-how concerning marketing, customer lists or compilations, financial information, personnel data, information contained in any documents prepared by or for the Bank and its employees at the Bank's expense or on the Bank's time or otherwise in furtherance of the Bank's business, and made available only to the Bank and such of its authorized agents as may be necessary to further the Bank's business, and other confidential information used and/or obtained by Executive in the course of his employment hereunder, are and shall remain the confidential and exclusive property of the Bank. Executive further agrees to return to the Bank all of the above business records and any and all copies of the same in his control upon termination of employment with the Bank for any reason whatsoever.

         10.      Miscellaneous Provisions:

         (a) Any and all notices or any other communication provided for herein shall be given in writing personally or by registered or certified mail, return receipt requested, with proper postage prepaid, addressed in the case of the Bank to its then principal office, and in the case of Executive or his designated recipient(s) or other person, to the business or residence address of such person last known to the Bank, or at such other address as any of such parties may for itself or himself designate in writing from time to time for the purpose of receiving notices pursuant hereto (if mailed, the date of mailing shall constitute the date such notice or other communication is given).

         (b) No party hereto will be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of either party hereto at any time to enforce any of the provisions of this Agreement will in no way affect the validity of this Agreement or any



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party hereto, or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.

         (c) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges and shall supersede all prior agreements, commitments, representations, writings and discussions between them concerning such matters. This Agreement shall not be subject to change, alteration or modification, other than by an instrument in writing duly executed by the parties hereto.

         (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         (e) This Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Bank, and any assignment in violation of this Paragraph shall be void. The Bank shall have the right to assign this Agreement and any of its rights hereunder only to an affiliate of the Bank or as part of a sale or transfer of the stock, assets or business of the Bank or any substantial portion thereof.

         (f) If the Bank shall at any time be liquidated, merged or consolidated into or with any other corporation or other entity, or in the event substantially all of its assets shall be sold or otherwise transferred to another corporation or other entity, the provisions of this Agreement shall inure to the benefit of and be binding upon the corporation or other entity into which the Bank shall be liquidated or resulting from such merger or consolidation, or to which such assets shall be sold or transferred.

         (g) This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Georgia. Its provisions are severable, and the invalidity or unenforceability of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision. No modifications of this agreement shall be binding unless in writing and signed by all the parties. This Agreement is deemed to have been executed in Cobb County, Georgia; any action brought by an party to this Agreement shall be brought in a Court of competent jurisdiction in the State of Georgia.

         IN WITNESS WHEREOF, the undersigned parties acknowledge, agree and affirm that they are individually and personally liable for funding the provisions of this agreement and their financial responsibility is in no way contingent upon their relationship to the Sweetwater Financial Group, Inc. The parties hereto have caused this Agreement to be duly executed under seal the day and year first above written.



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SWEETWATER FINANCIAL GROUP, INC.              EXECUTIVE


By:/s/ Paul Wilkerson                         By:/s/ Kenneth Lee Barber
   -------------------------------               ----------------------
                                                  Kenneth Lee Barber
Title: Chairman
       ---------------------------


Signed, sealed and delivered in the presence of


/s/  Caric Martin
----------------------------------
Unofficial Witness


/s/ Scheryel Richardson
----------------------------------
Notary Public

My Commission Expires:4/29/04
                      -------



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